GLOBE LIFE INC.
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE 1
INTRODUCTION
1.1Adoption of Plan. The Globe Life Inc, (f/k/a Torchmark Corporation) Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) is hereby adopted effective as of January 1, 2025 (the “Effective Date”), by action of the Board of Directors of Globe Life Inc. The Plan was adopted January 1, 2007 to provide retirement and pre-retirement death benefits for eligible employees and their beneficiaries. The Plan was previously amended by amendments one through seven and all such amendments are incorporated into this restatement.
ARTICLE 2
DEFINITIONS
Unless otherwise required by the context, the following terms and phrases as used in the Plan shall have the meanings set forth in this Article 2.

2.110 or 20 Year Certain and Life Income Annuity shall mean an Actuarially Equivalent annuity payable monthly for the Participant’s lifetime, with the provision that if the Participant’s death occurs before the receipt of 120 or 240 monthly payments (as elected by the Participant), the remainder of such payments shall be paid to the Participant’s Beneficiary.
2.2Actuarial Equivalent or Actuarially Equivalent shall have the same meaning as in the Pension Plan with respect to which the obligation to pay Retirement Income under this plan is determined, provided, however, that for purposes of determining the amount of benefit payable under this Plan to a Participant who retires prior to age 65, the early retirement reduction factors specified in Section 4.2(b) of this Plan shall apply.
2.3Affiliate shall mean a corporation of which the Company owns directly or indirectly 50% or more of the total combined voting power of all classes of stock entitled to vote in such corporation.
2.4Annual Compensation Limit shall mean the limitation imposed by Section 401(a)(17) of the Code on annual compensation which may be taken into account for purposes of computing benefits under a qualified retirement plan, including the Pension Plan.
2.5Beneficiary shall mean the person or persons designated to receive (a) pre- retirement death benefits payable under Article 5 of this Plan, (b) payments remaining under a period certain of 10 or 20 years option at the Participant's death, or (c) payments remaining under a Joint and Contingent Survivor Annuity with a period certain of 10 or 20 years option at the death of both the Participant and the Contingent Joint Annuitant. A Participant shall have the right to change his Beneficiary at any time, whether before or after benefit commencement,
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including a Participant who has elected a Joint and Contingent Survivor Annuity with a period certain of 10 or 20 years. If a Participant fails to designate a Beneficiary, then his Beneficiary shall be the Participant's surviving spouse, if one, or if not, the Participant's estate.
2.6Board shall mean the Board of Directors of Globe Life Inc.
2.7Code shall mean the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision of the Code shall include such provision and any applicable regulation pertaining thereto.
2.8Company shall mean Globe Life Inc. or any successor thereto by consolidation, merger, purchase, or otherwise.
2.9Contingent Joint Annuitant shall mean the person or persons designated to receive any survivor annuity benefit payable under this Plan after the death of a Participant receiving benefits in the form of a Joint and Contingent Survivor Annuity. A Participant who has elected a Joint and Contingent Survivor Annuity shall not have the right to change his Contingent Joint Annuitant except as provided in Section 4.5 hereof. In no event may the Contingent Joint Annuitant for a Joint and Survivor Annuity be changed after benefit commencement. If a Participant fails to designate a Contingent Survivor Annuitant, then his Contingent Survivor Annuitant shall be the Participant's surviving spouse, if one, or if not, the Beneficiary, if an individual, and if not, the election of a Joint and Contingent Survivor Annuity shall be ineffective.
2.10Deferred Retirement Date shall mean the Participant’s date of retirement if retirement occurs after the Normal Retirement Date.
2.11Dual Eligible Participant shall mean a Participant who is a participant in the Torchmark Corporation Supplementary Retirement Program.
2.12Employee shall mean any individual who, under the usual common law rules applicable in determining the employer-employee relationship, has the status of an employee of the Employer.
2.13Employer shall mean the Company, any predecessor of the Company and any Affiliate or former Affiliate of the Company which has been designated by the Board to participate in the Plan as long as such designation has become effective and continues to be in effect. The designation of an Affiliate currently in existence shall become effective only upon the acceptance of such designation and the adoption of this Plan by duly authorized action of such Affiliate. If the Affiliate by duly authorized action revokes its designation as an Employer, this Plan will be deemed terminated as to such Affiliate in accordance with Article 8 hereof unless such Affiliate agrees to continue the Plan or a plan providing comparable benefits for its Employees who are Participants in this Plan.
2.14ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision and any applicable regulation pertaining thereto.
2.15Final Average Compensation shall mean the Participant’s Final Average Compensation as defined in the Pension Plan.
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2.16Joint and Survivor Annuity shall mean an Actuarially Equivalent annuity payable monthly during the lifetime of the Participant with either 50%, 66 2/3% or 100% of such amount continuing after the Participant's death for the lifetime of the Participant's Contingent Joint Annuitant. A Participant may elect to add a period certain of either 10 or 20 years in which event no reduction in payments will be made for the longer of the 10 or 20 year period or the period during which both the Participant and the Contingent Joint Annuitant (who may or may not be the same person as the Beneficiary) remain alive.
2.17Normal Retirement Date shall mean the last day of the payroll period following or coincident with a Participant’s attainment of age 65.
2.18Participant shall mean an Employee who is or becomes eligible to participate in the Plan pursuant to Article 3 of the Plan and any person receiving Retirement Income under this Plan.
2.19Pension Plan shall mean the Globe Life Inc. Pension Plan, as restated effective January 1, 2020, and as amended from time to time in the future.
2.20Plan shall mean the Globe Life Inc. Amended and Restated Supplemental Executive Retirement Plan as set forth in its entirety in this document, and as this document may be amended from time to time in the future.
2.21Plan Administrative Committee shall mean the committee appointed by the Compensation Committee of the Board pursuant to and having the responsibilities specified in Article 8 of the Plan.
2.22Plan Year shall mean the period beginning on January 1 and ending on December 31 of the same calendar year, both dates inclusive.
2.23Retirement Income shall mean any amount payable to or in behalf of a Participant, as a result of his retirement, in accordance with the provisions of this Plan.
2.24Section 415 Limit shall mean the limitation on benefits imposed by Section 415 of the Code.
2.25Separation from Service shall mean the date on which a Participant dies, retires, or otherwise has a termination of employment.    Termination of employment means the Participant and the Employer reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than 33 percent of the average level of bona fide services performed over the immediately preceding 36-month period.
2.26Single Life Annuity shall mean an annuity payable monthly during the lifetime of the Participant, or in the case of the pre-retirement death benefit, during the lifetime of the Beneficiary, without provision of benefits for a period certain, and ending with the last payment due preceding his death.
2.27Spouse shall mean the person who is lawfully married to the Participant on the date Retirement Income is to commence or on the date of the Participant’s death, if earlier.
2.28Trustee shall mean the person or entity appointed as the trustee of the Trust described in Article 10 hereof.
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ARTICLE 3
PARTICIPATION
3.1Eligibility Requirements. An Employee of an Employer whose annual compensation from such Employer exceeds the Annual Compensation Limit shall become a Participant in this Plan if and when such Employee is designated by the Board (or a committee of the Board) as being eligible to participate in this Plan.
3.2Frozen Retirement Benefit for Participants Entering the Plan Before 2015. The Retirement Income under the Plan for a Participant whose annual compensation from an Employer for any Plan Year after the Participant entered the Plan does not exceed the Annual Compensation Limit is frozen as of the date prior to 2015 on which the Participant's Retirement Income is the highest.
3.3Frozen Retirement Benefit for Participants Entering the Plan After 2014. An Employee who becomes a Participant after 2014 shall cease to be a Participant on the last day of the first Plan Year during which the Participant's annual compensation from an Employer does not exceed the Annual Compensation Limit. Such Participant's Retirement Income under the Plan shall be frozen at the amount accrued as of the last day of the Plan Year immediately preceding the Plan Year during which such Employee ceased being a Participant.
ARTICLE 4
BENEFITS
4.1Commencement of Retirement Income. A Participant’s Retirement Income shall commence as of the last day of the payroll period following the date which is six (6) months after the date of the Participant’s Separation from Service. The initial benefit payment to the Participant will be an amount equal to six (6) times his monthly benefit as determined pursuant to Section 4.2 below.
4.2Amount of Retirement Benefit. The monthly amount of a Participant’s Retirement Income under this Plan in the form of a Single Life Annuity will be determined in the following manner:
(a)Determine the annual benefit which would be payable to the Participant as a Single Life Annuity under Article III (but not including Sections 3.1.5 and 3.4 thereof) of the Pension Plan at the Participant’s Normal Retirement Date (or Deferred Retirement Date if the Participant is retiring after his Normal Retirement Date) without applying the Annual Compensation Limit and the Section 415 Limit, provided, however, that a Participant’s Final Average Compensation, for purposes of this calculation, will be limited to $1,000,000. The calculation made pursuant to this subsection (a) shall be made pursuant to said Article III (but not including Sections 3.1.5 and 3.4 thereof) for each Participant notwithstanding that the Participant may have his qualified retirement benefit determined under a different formula within the Pension Plan or a different qualified retirement plan, or notwithstanding that the Participant does not participate in any qualified retirement plan. For purposes of this calculation, each
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Participant's compensation shall be the Participant's Compensation as defined in Article I of the Pension Plan, except that elective contributions under the Torchmark Corporation Restated Deferred Compensation Plan shall be included in the Participant's Compensation.
(b)If the Participant is under age 65 on his or her date of retirement, (i) multiply this amount by the fraction described in Section 1.1 of the Pension Plan, then (ii) multiply this amount by the early retirement reduction factor shown below:

Age	Factor
55	15%
56	30%
57	45%
58	60%
59	75%
60	90%
61	92%
62	94%
63	96%
64	98%
65	100%

For purposes hereof, a Participant’s “age” will be determined by the Participant’s age on his birthday immediately preceding or coincident with his date of retirement.
(c)Subtract from this amount the annual benefit payable to the Participant as a Single Life Annuity under the Pension Plan at the Participant’s retirement date after applying the Annual Compensation Limit and the Section 415 Limit and after applying the applicable early retirement reduction factors contained in the Pension Plan. In the case of a Participant whose qualified retirement benefit is not calculated under the Pension Plan or a Participant who does not have a qualified retirement benefit, the amount determined under this subsection (c) shall be calculated as if the Participant were a participant in the Pension Plan for his entire career with his benefits being determined under the benefit formula contained in Section 3.1 of the Pension Plan. In the case of a Participant whose qualified retirement benefit is calculated only in part under the Pension Plan (for example, a Participant who, for a part of his career, was covered under a qualified plan other than the Pension Plan), the amount determined under this subsection (c) shall be calculated as if the Participant were a participant in the Pension Plan for his entire career with his benefits being determined under the benefit formula contained in the Pension Plan which applied to the Participant for that part of his career in which he was a participant in the Pension Plan.
(d)Divide the result by twelve (12).
(e)The resulting amount, if any, is the monthly benefit payable under this Plan as a Single Life Annuity at the Participant’s benefit commencement date, as described in Section 4.1 above.
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(f)A Participant who retires prior to age 55 or who has less than 10 full years of Vesting Service (as defined in the Pension Plan) will not be eligible for a benefit under this Plan.
(g)In the case of a Participant who, at retirement or other termination of employment, is entitled to receive benefits under the Torchmark Corporation Supplementary Retirement Plan, as established effective January 1, 1983, and as restated effective January 1, 1992 (the "Prior Plan"), which are greater than the benefits payable to the Participant under this Plan, such Participant shall receive such greater benefits instead of the benefits provided under this Plan. Otherwise, the benefits provided under this Plan are in lieu of the benefits payable under the Prior Plan, and no Participant shall be eligible to receive benefits from both the Prior Plan and this Plan.
(h)In lieu of the provisions set forth in Section 4.2(b) and Section 4.2(f), and in lieu of the age set forth in Section 5.1, the Compensation Committee, if requested in writing by the Company’s CEO (or Co-CEOs, if applicable), shall have the discretion to, on a case by case basis, establish the early retirement reduction factors, the minimum age for benefit eligibility, the number of full and/or partial years for Vesting Service (as defined in the Pension Plan), and the attained age necessary to be eligible for a pre-retirement death benefit, customized for each Employee who becomes a Participant on or after November 1, 2020, provided such customized provisions are set forth in the written minutes of the meeting of the Compensation Committee or by the unanimous written consent of the Compensation Committee at the time the Employee is designated as being eligible to participate in the Plan in accordance with Section 3.1 hereof. Any such customized provisions shall apply wherever the applicable section is referenced in the Plan.
(i)In lieu of the provisions set forth in Section 4.2(b) and Section 4.2(f), if a Participant is an ‘Eligible Executive’ participant in the Executive Severance Plan (the ‘Severance Plan’) and Participant’s employment is terminated due to a ‘Qualifying Termination’ as such terms are defined in the Severance Plan, the Participant will be deemed to be the age of the Participant’s next birthday for purposes of Section 4.2(b), and for purposes of Section 4.2(f), the determination of whether age 55 or 10 years of Vesting Service (as defined in the Pension Plan) has been satisfied, it will be measured with the assumption that the Participant worked through the Participant’s next birthday. If a Participant is in the Severance Plan and Participant’s employment is terminated due to a Qualifying Termination during a ‘Change of Control Protection Period’ as such term is defined in the Severance Plan, the Participant will be deemed to be credited with two years of age for purposes of Section 4.2(b), and for purposes of Section 4.2(f), the determination of whether age 55 or 10 years of Vesting Service (as defined in the Pension Plan) has been satisfied will be measured by giving the Participant credit for two additional years of age and Vesting Service.
4.3Normal Form of Payment of Retirement Income. The normal form of payment of Retirement Income under this Plan shall be a Single Life Annuity unless the Participant elects an optional form of payment as provided in Section 4.4 below or is a Dual Eligible Participant who
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elected an optional form of payment under the Torchmark Corporation Supplementary Retirement Plan, in which case such election shall apply to this Plan.
4.4Election of Optional Form of Payment of Retirement Income. Instead of the normal form of payment of Retirement Income described in Section 4.3 above, the Participant may elect to receive his benefits in the form of a Joint and Contingent Survivor Annuity or a 10 or 20 Year Certain and Life Income Annuity. Such election must be made no later than the thirtieth (30th) day after the date on which the Participant is designated as being eligible to participate in this Plan. The Joint and Contingent Survivor Annuity or the 10 or 20 Year Certain and Life Income Annuity shall be the Actuarial Equivalent of the Single Life Annuity. A Dual Eligible Participant shall not be permitted to elect an optional form of payment hereunder, but any election of an optional form of payment made under the Torchmark Corporation Supplementary Retirement Plan shall apply to the payment of Retirement Income from this Plan.
4.5Modifications to Election. A Participant's election of an optional form of benefit, or failure to elect an optional form upon initial eligibility shall not be subject to later change or modification except in accordance with the following:
(a)If the Participant elected a Joint and Contingent Survivor Annuity and subsequent to such election, but prior to benefit commencement, the Participant's Contingent Joint Annuitant shall die or the Participant and Contingent Joint Annuitant shall be divorced, then, at any time prior to the benefit commencement, the Participant shall have the right to designate a new Contingent Joint Annuitant or to change his optional form to a Single Life Annuity or a 10 or 20 Year Certain and Life Income Annuity. Absent an affirmative change by the Participant, the Participant's benefit shall revert to a Single Life Annuity.
(b)If the Participant elected a Single Life Annuity, and subsequent to such election, but prior to benefit commencement, the Participant shall marry or remarry, then, at any time prior to benefit commencement, the Participant shall have the right to change his election to a Joint and Contingent Survivor Annuity or a 10 or 20 Year Certain and Life Income Annuity, but only if the Contingent Joint Annuitant of such optional form of benefit is the Participant's new spouse.
(c)The foregoing provisions of this Section 4.5 shall not apply to the extent the benefits have been awarded to a former Spouse in a qualified domestic relations order pursuant to Section 11.2 of the Plan.
4.6Subsequent Elections.    Section 4.5 notwithstanding, a Participant is permitted to make a subsequent deferral election to delay the time of payment or to change the form of payment, but only if the following conditions are met:
(a)Such election shall not take effect until at least 12 months after the date on which such election is made.
(b)In case of an election related to a payment on account of Separation from Service (but not on account of death or disability), such election shall defer payment for a period of not less than 5 years from the date such payment would otherwise have been paid (which in the case of an annuity is 5 years from the date the first amount was scheduled to be paid).
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4.72008 Transition Elections. A Participant who is not a Dual Eligible Participant
may make a new election as to the form of payment of benefits, provided such election is made no later than December 31, 2008 and in accordance with such procedures as may be established by the Plan Administrative Committee for this purpose.
ARTICLE 5
DEATH BENEFIT
5.1Eligibility for Pre-Retirement Death Benefit. A pre-retirement death benefit shall be payable under the Plan in the event of a death of a Participant after his attainment of age 55, but prior to the commencement of his Retirement Income under this Plan, if, on the date of death, the Participant was either actively employed by the Employer or Disabled. No death benefit shall be payable if the Participant dies prior to his attainment of age 55.
5.2Amount of Pre-Retirement Death Benefit. The pre-retirement death benefit will be the Actuarial Equivalent of the Retirement Benefit that the Participant would have received in the form of a Single Life Annuity had the Participant retired on the day immediately preceding his date of death.
5.3Form of Pre-Retirement Death Benefit. The pre-retirement death benefit shall be payable to the Beneficiary of the deceased Participant in the form of an Actuarially Equivalent Single Life Annuity, or if there is no designated Beneficiary, to the Participant’s estate in a single lump sum.
ARTICLE 6
DISABILITY
6.1Disabled Participant. If a Participant becomes Disabled while actively employed on or after his attainment of age 55, but prior to benefit commencement, such Participant shall be entitled to receive benefits under the Plan following his attainment of the Normal Retirement Date, provided that he is not actively employed by the Employer on such date. Such Participant's benefit will be calculated and paid in the manner described in Article 4 hereof, provided, however, that if such Participant shall have recovered from his Disability prior to attaining his Normal Retirement Date and shall not have returned to active employment, the early retirement reduction factor which is described in Section 4.2(b) hereof shall be applied based on the age of the Participant when he recovered from the Disability.
6.2Definition of Disability or Disabled. A Participant shall be considered disabled if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months,
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receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.
ARTICLE 7
FIDUCIARIES
7.1Named Fiduciaries. The Named Fiduciaries, who shall have authority to control and manage operation and administration of the Plan, are as follows:
(a)the Company, which shall have the sole right to appoint and remove from office the members of the Plan Administrative Committee, and to amend or terminate the Plan; and
(b)the Plan Administrative Committee, which shall have the authority and duties specified in Article VII hereof.
7.2Employment of Advisers. A “named fiduciary” with respect to the Plan (as defined in ERISA § 402(a)(2)) and any “fiduciary” (as defined in ERISA § 3(21)) appointed by such a “named fiduciary”, may employ one or more persons to render advice with regard to any responsibility of such “named fiduciary” or “fiduciary” under the Plan.
7.3Multiple Fiduciary Capacities. Any “named fiduciary” with respect to the Plan (as defined in ERISA § 402(a)(2)) and any other “fiduciary” (as defined in ERISA § 3(21)) with respect to the Plan may serve in more than one fiduciary capacity.
7.4Reliance. Any fiduciary with respect to the Plan may rely upon any direction, information or action of any other fiduciary, acting within the scope of its responsibilities under the Plan, as being proper under the Plan.
7.5Scope of Authority and Responsibility. Each fiduciary shall have only the authority and duties as are specifically given to it under this Plan, shall be responsible for the proper exercise of its own authorities and duties, and shall not be responsible for any act or failure to act of any other fiduciary.
ARTICLE 8
PLAN ADMINISTRATIVE COMMITTEE
8.1Appointment and Removal of Plan Administrative Committee. The administration of the Plan shall be vested in a Plan Administrative Committee of at least three (3) persons who shall be appointed by the Compensation Committee, and may include persons who are not Participants in the Plan. A person appointed a member of the Plan Administrative Committee shall signify his acceptance in writing. The Compensation Committee may remove or replace any member of the Plan Administrative Committee at any time in its sole discretion; and any Plan Administrative Committee member may resign by delivering his written resignation to the Compensation Committee, which resignation shall become effective upon its delivery or at any later date specified therein. If at any time there shall be a vacancy in the membership of the Plan Administrative Committee, the remaining member or members of the Plan Administrative
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Committee shall continue to act until such vacancy is filled by action of the Compensation Committee.
8.2Officers of Plan Administrative Committee. The Plan Administrative Committee shall appoint from among its members a chairman, and shall appoint as secretary a person who may be, but need not be, a member of the Plan Administrative Committee or a Participant in the Plan.
8.3Action by Plan Administrative Committee. The Plan Administrative Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine. A majority of its members at the time in office shall constitute a quorum for the transaction of business. All actions taken by the Plan Administrative Committee at any meeting shall be by vote of the majority of its members present at such meeting, except that the Plan Administrative Committee also may act without a meeting by a consent signed by a majority of its members.    Any member of the Plan Administrative Committee who is a Participant in the Plan shall not vote on any question relating exclusively to himself.
8.4Rules and Regulations. Subject to the terms of the Plan, the Plan Administrative Committee may from time to time adopt such rules and regulations as it shall deem appropriate for the administration of the Plan and for the conduct and transaction of its business and affairs.
8.5Powers. The Plan Administrative Committee shall have such powers as may be necessary to discharge its duties under the Plan, including the power:
(a)to interpret and construe the Plan in its discretion, to determine all questions with regard to employment, eligibility, credited service, compensation, Retirement Income, and such factual matters as date of birth and marital status, and similarly related matters for the purpose of the plan. The Plan Administrative Committee’s determination of all questions arising under the Plan shall be conclusive upon all Participants, the Board, the Company, Employers, and other interested parties;
(b)to prescribe procedures to be followed by Participants and beneficiaries filing applications for benefits;
(c)to prepare and distribute to Participants information explaining the Plan; and
(d)to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal, accounting and actuarial counsel.
8.6Information from Participants. Each Participant shall be required to furnish to the Plan Administrative Committee, in the form prescribed by it, such personal data, affidavits, authorizations to obtain information, and other information as the Plan Administrative Committee may deem appropriate for the proper administration of the Plan.
8.7Authority to Act. The Plan Administrative Committee may authorize one or more of its members, officers, or agents to sign on its behalf any of its instructions, directions, notifications, or communications to the Employers, and the Employers may conclusively rely thereon and on the information contained therein.
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8.8Liability for Acts. The members of the Plan Administrative Committee shall be entitled to rely upon all valuations, certificates and reports furnished by any actuary or accountant selected by the Plan Administrative Committee and upon all opinions given by any legal counsel selected by the Plan Administrative Committee, and the members of the Plan Administrative Committee shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon such actuary, accountant or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their beneficiaries. No member of the Plan Administrative Committee shall incur any liability for anything done or omitted by him except only liability for his own willful misconduct.
8.9Compensation and Expenses. Unless authorized by the Board, a member or officer of the Plan Administrative Committee shall not be compensated for his service in such capacity, but shall be reimbursed for reasonable expenses incident to the performance of such duty.
8.10    Indemnity. The Company shall indemnify the members of the Plan Administrative Committee and any of their agents acting in behalf of the Plan against any and all liabilities or expenses, including all legal fees related thereto, to which they may be subjected as members of the Plan Administrative Committee by reason of any act or failure to act which constitutes a breach or an alleged breach of fiduciary responsibility under ERISA or otherwise, except that due to a person’s willful misconduct.
8.11    Claim and Appeal Procedures. The Plan Administrative Committee shall review and decide claims for benefits and appeals thereof in accordance with the procedures set forth in Department of Labor Regulation § 2560.503-1, the provisions of which are incorporated herein by reference. A claimant shall be required to exhaust the administrative remedies provided by this Section 8.11 prior to seeking any other form of relief.
ARTICLE 9
PLAN AMENDMENT OR TERMINATION
9.1Right to Amend. The Company shall have the right at any time to amend the Plan, which amendment shall be evidenced by an instrument in writing signed by an authorized officer of the Company, effective retroactively or otherwise. No such amendment shall have the effect specified in Section 9.2.
9.2Restrictions on Amendment. No amendment of the Plan may be made which shall deprive any Participant, Beneficiary or contingent annuitant of any part of his accrued Normal Retirement Benefit under this Plan which had accrued at the time of such amendment.
9.3    Right of the Company to Terminate Plan. The Company intends and expects that from year to year it will be able to and will deem it advisable to continue this Plan in effect. The Board reserves the right, however, to terminate the Plan at any time which termination shall be evidenced by an instrument in writing delivered to the Plan Administrative Committee and each other Employer. Upon termination or partial termination of this Plan, the benefits of Participants affected thereby shall become fully vested and non-forfeitable.
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ARTICLE 10
RABBI TRUST
10.1Rabbi Trust. The Company will set aside amounts to provide for the payment of benefits under the Plan in a "Rabbi" trust (the "Trust"). The Trust shall not, at any time, hold assets which are located outside of the United States, except, however, that this restriction shall not apply to assets located in a foreign jurisdiction if substantially all of the services to which the benefits hereunder relate are performed in such jurisdiction.
10.2Contributions. The Company will make annual contributions to the trust in an amount sufficient to enable the trust to satisfy the projected benefit obligations of the Plan as determined by the Plan's actuary within ninety (90) days of receiving the actuarial report.
ARTICLE 11
MISCELLANEOUS PROVISIONS
11.1General. The Plan shall be administered in compliance with Code § 409A, the regulations issued thereunder and guidance related thereto. The elections provided under this Plan are intended to comply with the transitional relief provided in Notice 2005-1 and the extension thereof provided in the preamble to the proposed regulations issued under Code § 409A.
11.2No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant, beneficiary or contingent annuitant, shall be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, communication [typo – should be “commutation”], anticipation, garnishment, attachment, execution, or levy of any kind, and the Plan Administrative Committee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law. The provisions of this Section 11.2 shall not apply to payments made pursuant to a qualified domestic relations order as defined in Code § 414(p), subject to the following limitations: (i) only a former Spouse of a Participant may qualify as an alternate payee, (ii) the benefit awarded to the former Spouse must be a "separate interest" benefit, (iii) payments to the former Spouse must commence on the date benefits commence to the Participant, and (iv) the former Spouse may be awarded or elect any form of benefit available to Participants other than a form providing a survivor benefit.    The Plan Administrative Committee shall establish procedures for determining the qualified status of a domestic relations order and for making payments pursuant thereto. To the extent provided in a qualified domestic relations order, a former spouse of a Participant shall be treated as his Spouse or surviving Spouse under the Plan.
11.3No Implied Rights to Employment. Neither this Plan, nor the payment of any benefits pursuant to the Plan shall be construed to create any obligation upon the Employer to continue the Plan or to give any present or future employee any right to continued employment.
11.4Employee’s Rights. Benefits payable under this Plan shall be general, unsecured obligations of the Employer to be paid by the Employer from its own funds and such payments
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shall not impose any obligation upon or be paid for or in any way affect the payment of benefits from the Trust Fund under any Pension Plan. No Participant, his spouse or his beneficiary or beneficiaries shall have any title to or beneficial ownership in any assets which the Employer may earmark to pay benefits hereunder.
11.5Nature of Plan. The adoption of this Plan and the setting aside of any amounts by the Employer with which to discharge obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer; and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall neither require nor prohibit the setting aside of any funds.
11.6Employment with More than One Company. If any Participant shall be entitled to benefits under any Pension Plan on account of service with more than one Employer, the obligations under this Plan shall be apportioned among such Employers on the basis of service with each.
11.7Payment of Benefits.
(a)If the total present value of monthly payments of Retirement Income to any person would amount to less than $10,000, the Plan Administrative Committee shall direct the Employer or the Trustee to pay such person the then present value of such Retirement Income in one sum.
(b)Payment of any benefit for the lifetime of a person shall cease with the last payment due on or before the date of his death.
(c)If the Plan Administrative Committee determines that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrative Committee may direct the Employer to make payments to his legal representative or to a relative or other person for his benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrative Committee considers advisable. Any payment of a benefit in accordance with the provisions of this subsection shall be a complete discharge of any liability to make such payment.
11.8Effectuation of Intent. In the event it should become impossible for the Company or the Plan Administrative Committee to perform any act required by the Plan, the Company or Plan Administrative Committee may perform such other act as it in good faith determines will most nearly carry out the intent and purpose of the Plan.
11.9Headings. The headings of Articles and Sections of this Plan are for convenience of reference only, and in case of conflict between any such headings and the text of this Plan, the text shall govern.
11.10Copy of Plan. An executed copy of the Plan shall be available for inspection by any Participant or other person entitled to benefits under the Plan at reasonable times at the office of the Employer.
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11.11Rules of Construction. Masculine pronouns used herein shall refer to men or women or both and nouns and pronouns when stated in the singular shall include the plural and when stated in the plural shall include the singular, wherever appropriate.
11.12Governing Law. Except as otherwise required by law, the Plan and all matters arising thereunder shall be governed by the laws of the State of Delaware.
11.13Severability. If any provision of this Plan is held invalid, the invalidity shall not affect other provisions of the Plan which can be given effect without the invalid provision, and to this end the provisions of this Plan shall be severable.
11.14Expense of Administration. The reasonable expenses incident to the operation of the Plan shall be paid by the Company and each Employer, each paying the proportion of such expenses that the total of its obligations under the Plan bears to the total of all obligations under the Plan.
11.15Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his heirs, executors, Plan Administrative Committees and legal representatives.
11.16409A. The Plan shall be administered in compliance with Code § 409A, the regulations issued thereunder and guidance related thereto.
IN WITNESS WHEREOF, the Company has caused this Plan to be adopted, effective as of January 1, 2025.
GLOBE LIFE INC.
By:

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